YACKTMAN ASSET MANAGEMENT LP

CODE OF ETHICS

Revised 09/17

I. INTRODUCTION

Yacktman Asset Management LP (“Yacktman,” the “Adviser,” or the “Firm”) has adopted this Code of Ethics (“Code”) that sets forth requirements for employee conduct, establishes policies and procedures over personal trading, and provides restrictions on the use of material, non-public information. The Code may be revised and/or redistributed on a periodic basis.

Defined terms are in bold; please see “General Definitions” (Section XII.) for detail related to those terms.

A. General Principles

This Code is based on the principle that all Yacktman Personnel owe a fiduciary duty to all clients to conduct their personal securities transactions and other activities in a manner which does not interfere with client investment transactions or otherwise take inappropriate advantage of our relationship with clients. All Personnel must adhere to this general principle as well as comply with Federal Securities Laws and the specific provisions set forth herein. It bears emphasis that technical compliance with these provisions will not automatically insulate an individual from scrutiny of transactions and activities that show actual or potential conflicts of interest or other patterns of compromise or abuse of the individual’s fiduciary duties to clients. Accordingly, all Personnel must seek to avoid any actual or potential conflicts between their personal interests and the interest of our clients. In summary, all Personnel shall place the interests of our clients before their personal interests and the interests of our Firm.

The purpose of the Code is to establish procedures consistent with Rule 204A-1 of the Investment Advisers Act of 1940, Rule 17j-1 of the Investment Company Act of 1940, and the Securities Exchange Act of 1934. Accordingly, no Access Person shall:

1.	Employ any device, scheme or artifice to defraud any client in any manner;

2.	Make any untrue statement of a material fact or omit a material fact which would make a statement misleading;

3.	Engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon any person; or

4.	Engage in any manipulative practice.

The Chief Compliance Officer (“CCO”) of the Adviser is responsible for ensuring that Yacktman Personnel understand the Code. The CCO encourages Personnel to discuss questions of business ethics or practices anytime they arise and to surface potential questions before any action is taken in order to prevent problems from developing. The CCO shall review the adequacy of the Code and the effectiveness of its implementation at least annually.

All Access Persons must promptly report any potential violations of the Code to the CCO, or a member of the Management Committee. See “Reporting Potential Violations/Wrongdoing” (Section X.) for additional detail.

B. Compliance with Laws, Rules and Regulations

As a registered investment adviser, Yacktman is subject to regulation by the Securities and Exchange Commission (“SEC”), and compliance with federal, state and local laws. Yacktman expects all Personnel to comply with the spirit and letter of all laws, rules and regulations applicable to the Firm’s operations and business. Personnel should seek guidance from the CCO or their designee whenever they are in doubt as to the applicability of any law, rule or regulation regarding any contemplated course of action.

C. Conflicts of Interest

A “conflict of interest” occurs when an individual’s personal interest conflicts or interferes with the interests of our clients, the Firm, or with his or her professional obligations to the Firm. A conflict situation can arise when an individual pursues interests that prevents them from performing his or her duties for the Firm or a client objectively and effectively. A conflict of interest would also arise if an individual, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Firm. Any conflict of interest that arises in a specific situation or transaction must be disclosed by the individual with the conflict, and resolved before further action may be taken with respect to the situation or transaction.

Conflicts of interest may not always be evident, and individuals should consult with the CCO or a member of the Compliance Committee or Management Committee if they are uncertain about any situation.

II. SUMMARY OF REQUIREMENTS

This partial summary of requirements is not a substitute for the Code; please read and familiarize yourself with the Code in its entirety. Should you have additional questions, please contact the CCO or their designee for guidance.

General

•	The Code applies to all Personnel, and may include contract or temporary employees as designated by the CCO.

•	The Code applies to all accounts in which an Access Person has Beneficial Ownership, which generally includes accounts of Immediate Family members.

•	Additional investing restrictions apply to Investment Personnel.

•	All personal securities transactions are subject to preclearance and reporting requirements, with exceptions to each as noted within this Code.

Personal Trading

•	Preclearance approval is valid only for the single trading period for which it is granted, unless otherwise revoked.

•	Additional preclearance requirements apply to transactions in securities issued by Affiliated Managers Group, Inc. (“AMG”).

•	Discretionary Accounts must be disclosed and are subject to pre-approval, reporting and certification requirements.

•	Certain securities are prohibited (e.g., Initial Public Offerings) or further restricted (e.g., Limited Offerings).

•	Trading within 24 hours of a Blackout Period is prohibited.

•	Short-term trading of a Covered Security within sixty (60) calendar days is prohibited.

Reporting

•	Initial, quarterly and annual reporting requirements exist, even if you have not engaged in personal trading.

•	Managed account exemptions are subject to an annual review and re-approval by Compliance.

Additional Requirements

•	Limits and restrictions apply to gifts, business entertainment, and political contributions.

III. PERSONAL SECURITIES TRANSACTIONS

Persons involved in the financial securities industry are subject to restrictions related to personal securities transactions. These restrictions are imposed by the SEC and other regulators on the assumption that industry personnel have a fiduciary duty to clients and a greater opportunity for access to material, non-public information than do personnel in other businesses.

A. Applicability

All Personnel, as well as contract or temporary employees as may be designated by the CCO from time to time, are considered Access Persons for purposes of this Code.

Additional Restrictions for Investment Personnel

In addition to restrictions that apply to all Access Persons, Yacktman has implemented additional restrictions for Investment Personnel. See “Prohibited and Restricted Personal Trading Activities” (Section IV.E.) for additional detail. These additional restrictions do not apply to Personnel who are not Portfolio Managers or involved in investment research or trading for the Firm. The CCO will maintain a list of Investment Personnel and will inform such Personnel of their status.

B. Who must comply?

This policy relates to the purchase or sale of securities in which an Access Person has a direct or indirect Beneficial Ownership interest, except for purchases or sales over which the Access Person has no direct influence or control. Beneficial Ownership is generally defined as any instance where an Access Person or any member of his or her Immediate Family can directly or indirectly derive financial interest from the ownership, purchase, or sale of a security.

As such, this Policy governs certain activities of Access Persons and their Immediate Family members, which activities include, without limitation, transactions for:

•	The personal accounts of an Access Person;

•	The accounts of an Access Person’s Immediate Family for which the Access Person has any direct or indirect influence or control;

•	Trusts for which an Access Person or an Immediate Family member is a trustee; or

•	Other accounts in which an Access Person or an Immediate Family member has any direct or indirect Beneficial Ownership interest or direct or indirect influence or control, unless the investment decisions for the account are made by an outside investment manager in a previously disclosed Discretionary Account.

C. Discretionary Accounts

Access Persons, including Immediate Family, may not rely on any third-party discretionary management exemption without prior approval from the CCO or the CCO’s designee.

While transactions in Discretionary Accounts (are subject to reporting requirements (Section VIII.), they are exempt from the prohibitions (Section IV.) and preclearance procedures (Section VI.), after approval from the CCO or their designee, provided all of the following conditions are met:

•	a registered broker/dealer, a registered investment adviser, or other investment manager acting in a similar fiduciary capacity, exercises sole investment discretion over the account;

•	the terms of each such account relationship (“Agreement”) must be in writing and filed with the CCO prior to any transactions, which shall include the Access Person’s relationship to the third- party manager;

•	Any amendment to such Agreement must be filed with the CCO prior to its effective date;

•	The Access Person certifies to the CCO or their designee at the time such account relationship commences and annually thereafter, that such person does not have direct or indirect influence or control over the account, other than the right to terminate the account; and

•	Duplicate statements that include a detailed transaction history must be provided to Compliance for any such account.

More frequent and more specific certifications may be required to establish or reaffirm that the Access Person has no direct or indirect influence or control over the account. In addition, the CCO or their designee may periodically request certification from the third-party manager to confirm the account continues to be discretionary and that there have been no instances where the Access Person had direct or indirect influence or control of the account. Exemptions are available by approval from the CCO or their designee, after all other applicable requirements have been met, and in their sole discretion.

IV. PROHIBITED AND RESTRICTED PERSONAL SECURITIES TRADING ACTIVITIES

A. Initial Public Offerings

Access Persons may not acquire any securities in an Initial Public Offering.

B. Limited Offerings

Access Persons may not acquire any Limited Offering security without prior approval from the CCO or the CCO’s designee. Examples of Limited Offerings include private placements, such as hedge funds or other private funds, securities purchased under Rule 144A, Regulation S, Regulation D, and Private Investment in Public Equities (“PIPEs”). The Limited Offering Preapproval Form can be obtained from Compliance.

C. Blackout Periods

Access Persons are prohibited from executing a transaction in a Covered Security within 24 hours before and after client trading in the same security, except where only Maintenance Trades occur. See “General Definitions” (Section XII.) for more information.

If an Access Person trades during a Blackout Period, disgorgement may be required even if the trade has been properly precleared. For example, if a personal trade is precleared in accordance with the procedures herein and executed, and subsequently, within 24 hours of the transaction, Yacktman trades on behalf of Yacktman clients, the CCO will review the personal trade in light of the Firm’s trading activity and may require reversal of the trade and/or disgorgement of any incremental price advantage over the client’s transaction. Disgorgement proceeds will be donated to a charitable organization approved by Yacktman’s Management Committee. Documentation of such donation must be delivered promptly to the CCO.

D. Short-Term Trading Profits

Access Persons are prohibited from profiting from the purchase and subsequent sale, or the sale and subsequent purchase, of the same or equivalent Covered Securities, within sixty (60) calendar days. The 60 calendar day period is determined on a “last in, first out” basis. If trades are executed during this 60-day period, any profits realized shall be required to be donated to a charitable organization designated by Yacktman’s Management Committee. Documentation of such donation must be delivered promptly to the CCO.

E. Additional Restrictions for Investment Personnel - No purchases of publicly traded equity or corporate debt securities

Investment Personnel may not purchase any publicly traded equity or corporate debt securities (which for this purpose does not include mutual funds or ETFs), following their designation by the CCO. The acquisition and/or holding of such equity or debt security acquired previous to their designation of Investment Personnel, or as a gift or through inheritance or other similar (non-volitional) transfer of ownership, is permissible.

Investment Personnel may dispose of Beneficial Ownership interests in publicly traded equity or corporate debt securities, or transfer such securities from their accounts to the accounts of others, but only after obtaining preclearance approval from the CCO or the CCO’s designee, unless the transaction is exempt from preclearance requirements as noted in Section V.D. below. For clarity, any existing publicly traded equity or corporate debt securities are not required to be sold, but any future sales of publicly traded equity or corporate debt securities requires preclearance (Sections VI.) and Reporting (Section VIII.).

V. PRECLEARANCE GUIDELINES

In determining whether to grant clearance for a particular transaction, Yacktman will apply the following guidelines to the transactions of all Access Persons:

A. No Access Person shall transact in any Covered Security unless such purchase or sale has been “precleared” by the CCO or the CCO’s designee.

B . No transaction shall be “precleared” if, at the time of such purchase or sale, there is an open order for such security by any Client Account, or Yacktman has a present intention to enter an order for such security for any Client Account. Moreover, even if such a transaction has been precleared, if at any time prior to execution of the Access Person’s transaction it is determined that a Client Account has a pending order in the same security that was the subject of the preclearance, the Access Person may not engage in the precleared transaction.

C. No transaction shall be “precleared” if such transaction would be detrimental to a Client Account because of the timing of the proposed transaction.

D. The preclearance provisions of this Code do not apply to the following types of transactions:

1. Transactions in any account over which the Access Person has no investment control, such as a previously disclosed Discretionary Account;

2. Purchases or sales which are non-volitional corporate actions or executed outside the control of the Access Person; or

3. Transactions which are part of an automatic purchase or sale plan (so long as the original plan was precleared); or

4. Gifting or transferring securities for the purpose of a charitable contribution or tax planning.

VI. PRECLEARANCE PROCEDURES

1. Access Persons must preclear all personal Covered Securities transactions with the CCO or the CCO’s designee. Preclearance requests must be submitted in writing prior to effecting any transaction for which preclearance is required. Such written notice should be submitted via email to Compliance and disclose the following:

•	Name of security;

•	Date of proposed transaction; and

•	Nature of transaction (e.g., buy or sell).

2. Compliance will record preclearance requests on the Preclearance Trade Log and approve or deny the request via email.

3. Approved preclearance requests must be executed by the end of the calendar day o n w hi c h preclearance is granted or within 24 hours in the case of a trade on a foreign exchange. If any order is not timely executed, a new request for pre-clearance must be submitted to Compliance.

VII. GIFTS, BUSINESS ENTERTAINMENT AND POLITICAL CONTRIBUTIONS

A. Gifts and Business Entertainment

Access Persons are prohibited from giving or receiving any gift(s) and/or other item(s) of more than $300 in value, in the aggregate, within a calendar year, to or from any person or entity that does business with Yacktman or on behalf of a client. Receipt or giving gifts in the form of cash, gift certificates, or gift cards in any amount is strictly prohibited. With prior approval from the CCO, this gift limit may be waived for personal gifts such as wedding or congratulatory gifts, or to those individuals with whom the Access Person had a personal relationship prior to the business relationship.

Provided the donor is present, occasional business meals or business entertainment, such as sporting or theatrical events, or comparable entertainment, are not considered gifts and are permitted, so long as they are not so frequent or extensive as to raise any questions of propriety.

Access Persons should seek prior approval from the CCO if there is any question as to the value or appropriateness of any gift or proposed entertainment.

All gifts given should be reported to the CCO in advance and all gifts received should be reported upon receipt.

The improper influencing of public officials through gifts, excessive entertainment, or other means is prohibited. In addition, certain states require that gifts beyond a certain dollar threshold to one or more public employees be reported to that particular state’s Ethics Commission or similar agency, or in some cases, establish prohibitions with respect to such gifts. Therefore, all Access Persons must obtain prior approval from the CCO or their designee for all gifts to public employees on behalf of Yacktman.

B. Political Contributions and Other Restricted Payments

Extensive restrictions apply to political contributions and other restricted payments. For additional information on this topic, please see Yacktman’s “Pay to Play – Political Contributions and Other Restricted Payments” policy in the Compliance Manual.

VIII. REPORTING

Every Access Person is required to provide periodic reports to the CCO or the CCO’s designee, as described below. The CCO or the CCO’s designee shall promptly review reports submitted pursuant to this Code of Ethics. All reports and documents are strictly confidential, will be appropriately secured, and will not be disclosed to any unauthorized person.

A. Initial Holdings Report

No later than ten (10) days after a person becomes an Access Person, an Initial Holdings Report containing the following information (all of which must be current as of a date no more than 45 days prior to the date the report was submitted) must be submitted to the CCO or the CCO’s designee:

1.	The name or title, type of security, ticker or CUSIP, number of shares and principal amount of any Covered Security (including any Affiliated Mutual Fund) in which the Access Person had any direct or indirect Beneficial Ownership;

2.	The name of any broker, dealer or bank with which the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person; and

3.	The date that the report is submitted by the Access Person.

Note: Any account that can hold Covered Securities of the Access Person should be disclosed, even if no Covered Securities are held in the account at the time of the Initial Holdings Report.

The Initial Holdings Report can be obtained from Compliance. Compliance with the Initial Holdings Report may be satisfied through brokerage/custodial statements, provided that such statements include the required information set forth above.

B. Quarterly Transactions Report

Every Access Person shall, no later than thirty (30) days after the end of a calendar quarter, complete a Quarterly Transaction Report, in the form of the Quarterly Compliance Report and provide duplicate trade confirmations for each of the brokerage accounts of the Access Person. The trade confirmation(s) must contain the following information:

1.	With respect to any transaction during the quarter in any Covered Security (including any Affiliated Mutual Fund) in which the Access Person had any direct or indirect Beneficial Ownership:

(a) The date of the transaction, the name of the security, the ticker or CUSIP, the interest rate and maturity date (if applicable), the number of shares (if applicable), and the principal amount of the security involved;

(b) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(c) The price of the Covered Security at which the transaction was effected;

(d) The name of the broker, dealer or bank with or through which the transaction was effected; and

(e) The date that the report is submitted by the Access Person.

2.	With respect to any new account established by or for the Access Person during the quarter for the direct or indirect benefit of the Access Person, or in which the Access Person has a Beneficial Ownership:

(a) The name of the account holder;

(b) The name of the broker, dealer or bank with which the account is established;

(c) The date the account was established; and

(d) The date that the report is submitted by the Access Person.

The Quarterly Compliance Report can be obtained from Compliance and must be completed each quarter. Access Persons who have no reportable transactions during the reporting quarter are required to complete the Report indicating such.

Personnel are exempt from providing trade confirmations if such reports duplicate information contained in a account statement(s) provided that such statements include the required information set forth above and Yacktman has received those confirmations or statements no later than thirty (30) days after the close of the calendar quarter in which the transaction takes place.

C. Annual Holdings Report

Every Access Person shall, no later than February 14 each year, submit an Annual Holdings Report and attach an account statement for each of the brokerage accounts of the Access Person containing the following information as of the prior December 31:

1.	The name or title, type of security, ticker or CUSIP, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership;

2.	The name of the broker/ dealer or bank with which an account is maintained in which any securities are held for the direct or indirect benefit of the Access Person; and

3.	The date that the report is submitted by the Access Person.

The Annual Holdings Report can be obtained from Compliance and must be completed annually, though compliance with the reporting of holdings may be satisfied through the provision of brokerage/custodial statements as of December 31 of the preceding year, provided that such statements include the required information set forth above.

Access Persons with no holdings to report are required to complete the Annual Holdings Report indicating such. Access Person must disclose annually any account that can hold Covered Securities, even if no Covered Securities are held in the account at the time of the Annual Holdings Report.

D. Duplicate Brokerage Confirmations and Statements

To facilitate ongoing compliance with reporting requirements, Yacktman requires that a duplicate copy of all personal securities transaction confirmations and brokerage statements be provided directly to Compliance. As such, Personnel are required to direct their broker/dealers to deliver duplicate copies of confirmations of personal securities transactions and periodic brokerage statements for any accounts in which an Access Person is deemed to have a Beneficial Ownership.

IX. PROHIBITIONS AGAINST TRANSACTIONS BASED ON MATERIAL, NON-PUBLIC INFORMATION

No Access Person will cause a purchase or sale of a Covered Security to be made for a Client Account or a personal account while in possession of material, non-public information with respect to the issuer of such Covered Security. Access Persons must be careful to avoid any impropriety, or even the appearance of an impropriety, in all investment transactions.

A. Communications

At all times, Access Persons must be aware that any information which is considered or suspected to be material and/or non-public should not be disclosed to anyone who does not have a business need to know such information, and any recipient of such information must be made aware that the information is material and non-public.

The disclosure of material, non-public information to others can lead to significant legal difficulties, fines and punishment. Therefore, Personnel should not discuss material, non-public information, including such information about the Firm or its affiliates or subsidiaries, with anyone, including other Personnel, except as required in the performance of your regular job responsibilities.

B. Files and Documents

Release of any materials which may contain material, non-public information (or conclusions or opinions based thereon) is only permitted on a need-to-know basis.

Access Persons should also exercise diligence in other areas where the possibility exists that material, non-public information may be inadvertently disclosed to anyone who does not have a need to know. For example, documents should not be left unattended in conference rooms, or on copiers, printers or fax machines, for an unreasonable period of time. Care should be taken to properly file or destroy documents containing material, non-public information.

C. Restricted List

The Restricted List, even if empty, will be maintained by the CCO or the CCO’s designee. This list includes issuers as to which material, non-public information has been received by Access Persons of the Firm. It also identifies issuers as to which the release of such information violates contractual restrictions. In addition, it includes those issuers f o r w h i c h the trading of the issuers’ securities is limited by other policy or legal considerations.

If any individual believes that he or she is in possession of material, non-public information with respect to an issuer having publicly traded securities outstanding, he or she must promptly advise the CCO or the CCO’s designee of the fact so that the issuer name can be added to the Restricted List. If you are uncertain as to the materiality of the information, you should immediately meet with the CCO or the CCO’s designee to review the information and make a determination if it is appropriate to add the issuer to the Restricted List. If there is any doubt, the issuer will be placed on the Restricted List while the issue is reviewed by the Management Committee. An issuer placed on the Restricted List because of material, non-public information will not be removed from such Restricted List until the information which resulted in the issuer being placed on such List is no longer material or is made public.

The Restricted List is maintained by Compliance and will be distributed to Investment Personnel and others as determined by the CCO. No transaction will be made in any security by an issuer on the Restricted List for the account of a client unless such transaction has been precleared by the CCO or the CCO’s designee. Personnel may not enter into personal securities transactions in any security of any issuer on the Restricted List.

Additional requirements for personal trading in the securities of AMG have been adopted by AMG for its Affiliates (including Yacktman) and their Personnel, officers and directors. These procedures can be found in the Affiliated Managers Group, Inc. Insider Trading Policy and Procedures (the “AMG Policy”). The AMG Policy is attached as Exhibit A to this Code of Ethics and is received and acknowledged by all Access Persons. See the AMG Policy for an expanded discussion of insider trading, and for information regarding trading windows and preclearance requirements for purchasing or selling securities issued by AMG.

X. REPORTING POTENTIAL VIOLATIONS/WRONGDOING

All Access Persons are required to act honestly and ethically in support of the culture of integrity fostered within Yacktman. Since every employee and partner is a valued member of the team, this broad requirement includes acting in what each individual believes to be Yacktman’s best interest (while keeping in mind our fiduciary duty to our clients), which includes reporting any concerns regarding any potential violations, or any other potential wrongdoing, by any of our Personnel, or any of our third-party service providers.

Accordingly, every Access Person is required to report any potential violation of applicable securities laws, rules or policies, or other potential wrongdoing, including “apparent” or “suspected” violation, promptly to the CCO or any member of the Compliance Committee. In addition, any employee or partner who receives a report of a potential violation or wrongdoing must immediately inform the CCO or the CCO’s designee. If the CCO or the CCO’s designee is involved in the potential violation or wrongdoing, the Access Person may report the matter to any member of the Management Committee.

“Violations” should be interpreted broadly, and may include, but are not limited to, such items as:

•	noncompliance with laws, rules, and regulations applicable to the business of Yacktman;

•	fraud or illegal acts involving any aspect of Yacktman’s business;

•	material misstatements in regulatory filings, internal books and records, client records, or reports;

•	activity that is harmful to clients; and

•	deviations from policies and procedures that safeguard clients and Yacktman.

All such reports will be taken seriously, investigated promptly and appropriately, and treated confidentially to the extent permitted by law.

Investigation and Sanctions. Potential violations shall be promptly investigated by the CCO and/or the Compliance Committee. During the course of the investigation, the CCO or other Compliance Committee member will be in contact with the reporting Access Person to inform the Access Person of the status of the investigation. In addition, the reporting Access Person may check with the investigator on the status at any time.

The CCO or other Compliance Committee member will thoroughly investigate each violation or possible violation. Such investigative procedures shall include notification to the Management Committee of the violation or possible violation, and discussion of the violation or possible violation with the relevant parties to determine whether the procedures set forth in the Code were followed. Each investigation will be properly documented, including the name(s) of the relevant party, the date of the investigation, identification of the violation or possible violation, and a summary of the disposition. The file kept on such investigation shall include all underlying records.

Following Yacktman’s investigation, Access Persons who are deemed to have committed any violations or other wrongdoing may be subject to disciplinary action including, but not limited to: (i) having the Access Person’s employment responsibilities reviewed and changed, including demotion; (ii) oral or written reprimand; (iii) forfeiture of any trading profits or other compensation or monetary benefits; (iv) suspension of personal trading privileges; (v) suspension of employment; and/or (vi) termination. Violations of the Code or these procedures may also result in criminal prosecution or civil action.

No Retaliation. Retaliation of any type against an Access Person who reports a suspected violation or wrongdoing or assists in the investigation of such conduct (even if the conduct is not found to be a violation or wrongdoing) is strictly prohibited and constitutes a violation of the Code and these procedures. Furthermore, nothing in this Code or in any other agreements you may have with Yacktman is intended to or shall preclude or impede you from cooperating with any governmental or regulatory entity or agency in any investigation, or from communicating any suspected wrongdoing or violation of law to any such entity or agency, including, but not limited to, reporting pursuant to the “whistleblower rules” promulgated by the SEC (Securities Exchange Act Rules 21F-1, et seq.). For the avoidance of doubt, you are not required to give the Firm prior notice of, or obtain the Firm’s prior written consent in connection with regulatory communications contemplated under the SEC’s or other regulatory entity or agency’s “whistleblower rules.”

Guidance. All Access Persons are encouraged (and have the responsibility) to ask questions and seek guidance from the CCO or a member of the Compliance or Management Committee with respect to any action or transaction that may constitute a violation and to refrain from any action or transaction which might lead to the appearance of a violation. The CCO or the CCO’s designee will also provide periodic training to Yacktman’s Access Persons regarding the requirements of these policies and procedures.

XI. SANCTIONS FOR PERSONAL TRADING VIOLATIONS

Penalties for violations of the Code will be determined on a case-by-case basis, in the sole discretion of the CCO and members of the Management Committee as appropriate. While each violation is viewed individually, certain considerations are evaluated, such as the nature of the violation, whether there appeared to be intent to violate or circumvent the Code, and whether the Access Person has had previous violations. Penalties may include issuance of a disciplinary memo, disgorgement of profits, reversal of trades at the Access Person’s expense, suspension of personal trading activities, or termination of employment.

XII. GENERAL DEFINITIONS

A. “Access Person” means any person:

1. Who has access to non-public information regarding any clients’ purchase or sale of securities, or non-public information regarding the portfolio holdings of any client, or

2. Who is involved in making securities recommendations to clients, or who has access to such recommendations that are non-public. Since providing investment advice is Yacktman’s primary business, all Personnel are presumed to be Access Persons, unless designated not so by a compliance officer.

B. “Adviser” means Yacktman Asset Management LP.

C. “Advisers Act” means the Investment Advisers Act of 1940, as amended.

D. “Affiliated Mutual Fund” means any registered open-end investment company advised or sub-advised by the Adviser or AMG Funds or whose investment adviser or principal underwriter is an affiliate of the Adviser. Affiliated Mutual Funds are Covered Securities; a list of Affiliated Mutual Funds can be obtained from the CCO.

E. “Beneficial Ownership” shall be interpreted in the same manner as it would be under Rule 16a-1 (a) (2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of this Code. “Beneficial Ownership” generally means that Personnel will be deemed to have ownership of Covered Securities in the accounts of their spouses, dependent relatives, members of the same household, trustee and custodial accounts or any other account in which they have a financial interest or over which they have investment discretion.

F. “Blackout Period” includes the time when Yacktman has an open order to purchase or sell a particular security for any client account. Employee trading in the same security is restricted while the order remains open until the order is complete (i.e., until the order is executed or withdrawn). In addition, a second form of a Blackout Period occurs within 24 hours before or after client trading in the same security.

G. “Client Account” means any account (including both separately managed accounts and sub-advised mutual funds or UCIT) for which the Adviser provides investment management services.

H. “Company Act” means the Investment Company Act of 1940, as amended.

I. “Control” has the same meaning as that set forth in Section 2(a) (9) of the Company Act.

J. “Covered Security” means a security as defined in Section 2(a)(36) of the Company Act, including any equity, closed-end fund or exchange traded fund (ETF), note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a ‘‘security’’, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing, except that it does not include:

(i)	Direct obligations of the Government of the United States;

(ii)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(iii)	Shares issued by money market funds;

(iv)	Shares issued by open-end registered investment companies (mutual funds) (except for Affiliated Mutual Funds, which are considered Covered Securities); and

(v)	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Affiliated Mutual Funds.

A Covered Security is “being considered for purchase or sale” when a recommendation to purchase or sell the Covered Security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

K. “Discretionary Account” is an account where an Access Person has granted discretionary authority to a third-party to manage the account and over which the Access Person has no direct or indirect influence or control with respect to purchases or sales of securities or allocation of investments. See “Discretionary Accounts” (Section III.C.) for more detail.

L. “Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury. Also includes the Dodd– Frank Wall Street Reform and Consumer Protection Act.

M “Fund” means any fund to which Yacktman Asset Management LP is an adviser or subadviser.

N. “Immediate Family” means any person, related by blood, marriage, domestic partnership (registered or unregistered) or civil union, and living in the same household, including, without limitation: any spouse, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother or father-in law, brother or sister-in-law, son or daughter-in-law, any adoptive relationship, and live-in significant other. The CCO, after reviewing all pertinent facts and circumstances, may determine, if not prohibited by applicable law, that an indirect Beneficial Ownership interest held by members of the Access Person’s Immediate Family does not exist or it too remote for the purposes of this Code.

O. “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

P. “Investment Personnel” means anyone involved in making securities recommendations to clients, who makes investment decisions for clients, provides information or advice to Portfolio Managers, or helps execute and/or implement the Portfolio Manager’s decisions. Such Personnel include: Portfolio Managers, Portfolio Analysts, Investment Analysts and Traders. The CCO will maintain a list of Investment Personnel and will inform such Personnel of their status.

Q. “Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505 or Rule 506 thereunder.

R. “Maintenance Trade” means a trade that is part of client-specific or client-directed account activity. Such trades include, but are not necessarily limited to, orders related to new account investing, capital additions or withdrawals by clients, account liquidations, or tax loss trading. Note: Orders executed as part of a portfolio management decision for an entire investment strategy (or across several strategies) are NOT Maintenance Trades.

S. “Personnel” refers to all Yacktman employees, including limited partners (does not include AMG with respect to its partnership holdings or general partnership), and members of the Management Committee and may include contractors, temporaries, interns, etc.

T. “Purchase or sale of a Covered Security” includes, among other things, the writing of an option to purchase or sell a Covered Security.

U. “Restricted List” is a list maintained by the CCO or designee, which identifies:

(i)	Issuers as to which material, non-public information has been received by Access Persons;

(ii)	Issuers as to which the release of such information violates contractual restrictions; and

(iii)	Those issuers for which the trading of the issuers’ securities is limited by other policy or legal considerations.

V. “Subadviser” means an investment advisory firm which continuously furnishes an investment program for any fund and determines from time to time, in its discretion, the securities and other investments to be purchased or sold and what portions of the fund shall be held securities, cash or other investments. It does so under an agreement with the adviser to the fund and at the direction of the adviser. It is not a sponsor of the Fund.

XIII. DISTRIBUTION AND CERTIFICATION

Upon hire, and annually thereafter, the CCO or the CCO’s designee will provide each Access Person with a copy of this Code and receive from each Access Person a written certification that (i) the Access Person has read and understands this Code and recognizes that the Access Person is subject thereto, (ii) the Access Person has complied with the requirements of this Code, and that (iii) the Access Person has disclosed or reported all personal securities transactions and accounts required to be disclosed or reported pursuant to the requirements of this Code. In addition, upon any revision to the Code, the CCO or the CCO’s designee will provide each Access Person with a copy of the amended Code, and each Access Person must certify in writing that he or she has received, read and understands the amended Code.

XIV. RECORDS

In accordance with Rule 17j-1 under the Company Act and Rule 204-2 under the Advisers Act, the Firm shall maintain the following records at its principal place of business:

A. A copy of the Code that is in effect, or at any time within the past five years was in effect;

B. A record of any violation of the Code and of any action taken as a result of the violation shall be preserved for at least five years after the end of the fiscal year in which the violation occurs;

C. A copy of all written certifications of the receipt of the Code and any amendments thereto for each person who is currently, or within the past five years was, an Access Person of the Firm shall be preserved for at least five years after the fiscal year in which the certification was made;

D. A copy of each report made by, or brokerage confirmations and statements filed on behalf of, an Access Person pursuant to the Code shall be preserved for at least five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place;

E. A record of the names of persons who are currently, or within the past five years were, required to make reports pursuant to the Code, and who are or were responsible for reviewing such reports;

F. A record of any decision, and the reasons supporting the decision, to approve the acquisition by Access Persons of securities in a Limited Offering, shall be preserved for at least five years after the end of the fiscal year in which the approval is granted;

G. A copy of each report required by Rule 17j-1(c)(2)(ii) of the Company Act shall be preserved for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

Yacktman Asset Management LP

Annual Code of Ethics Certification

Pursuant to the requirements of this Code of Ethics, the undersigned hereby certifies as follows:

1. I have read and understand the Yacktman Asset Management LP Code of Ethics and recognize that I am subject to its terms;

2. I have complied with the requirements of the Code of Ethics and disclosed or reported all personal securities accounts and transactions required to be disclosed, and will continue to do so in accordance with the Code throughout my employment at Yacktman; and

3. I understand that my failure to comply in any respect with the Code of Ethics and AMG’s Insider Trading Policy and Procedures Policy is a basis for termination of my employment by Yacktman.

Date:
Print Name

Signature

Exhibit A

Affiliated Managers Group, Inc.

Insider Trading Policy and Procedures

You should read this Insider Trading Policy and Procedures, ask questions of the officer listed below if desired, and sign and return the below Acknowledgment (or, if this is provided to you with your Employee Handbook, the Acknowledgment and Agreement form in connection therewith) to, if you are an employee or director of Affiliated Managers Group, Inc., Pam Price, Vice President of Human Resources, or, if you are an employee of a subsidiary or affiliate of Affiliated Managers Group, Inc., to your Compliance Officer.

Policy Statement on Insider Trading

Affiliated Managers Group, Inc. (the “Company”)1 has adopted this Insider Trading Policy and Procedures (the “Policy”) that applies to each director, officer and employee of the Company and each officer and employee of the Company’s subsidiaries and affiliates (collectively, “Covered Persons”). This Policy has been distributed or made available to all Covered Persons. Under this Policy, a Covered Person (which may under certain circumstances include a person who was formerly a Covered Person) is forbidden from:

(i)	trading in any securities of the Company in any capacity (or in options to buy such securities or other derivative securities based on such securities) on the basis of material, non-public information;

(ii)	having others trade in such securities for him or her while he or she is in possession of material, non-public information; and

(iii)	communicating (or “tipping”) to others confidential or non-public information concerning the Company or other companies.

This Policy contains a discussion of insider trading, and sets forth trading restrictions applicable to you. You must read this Policy, return a signed Acknowledgment and Agreement form to the person indicated above, retain the Policy for your reference, and, upon request by the Company, re-acknowledge your understanding of and agreement to be bound by the Policy.

Discussion: What is “Insider Trading?”

Insider trading is, in addition to being a violation of this Policy, a violation of the federal securities laws. The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of material, non-public information to trade in securities (whether or not one is an “insider” of the company that issued the securities) or the communication of material, non-public information to others who may trade on the basis of such information.

[1]	The term “Company” refers to Affiliated Managers Group, Inc. and its subsidiaries and affiliates, collectively or individually, as the context requires.

While the law concerning insider trading is not static, it is generally understood that, with respect to the Company and its securities, insiders are prohibited from doing the following:

(1)	Trading in any of the Company’s securities in any capacity (including derivative securities based on the Company’s securities) while in possession of material, non-public information concerning the Company. An example of this would be a sale of the Company’s securities at a time when a major acquisition was pending but not yet announced.

(2)	Having others trade on the insider’s behalf while the insider is in possession of material, non-public information.

(3)	Communicating non-public information concerning the Company to others who may then trade in securities of the Company or pass on the information to others who may trade in such securities. Such conduct, also known as “tipping,” results in liability for the insider of the Company who communicated such information (even if such insider does not actually trade himself) and for the person who received the information if he acts on such information or passes it on to others who may act on it.

The elements of insider trading and the penalties for such unlawful conduct are discussed below.

1. Who is an Insider?

The concept of “insider” is broad and generally includes any person who possesses material, non-public information about the Company and who has a duty to the Company to keep this information confidential. In the case of the Company, “insiders” include the Covered Persons. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship to serve any such entity and as a result is given access to information in connection with such service. Persons who can become temporary insiders include, among others, the Company’s attorneys, accountants, consultants and investment bankers. The Company also reserves the right to apply this Policy and its restrictions on trading to a person who leaves the Company (or an affiliate or subsidiary of the Company) for up to six months following such person’s departure by giving notice to such person.

2. What is Material Information?

Trading while in the possession of inside information is not a basis for liability unless the information is “material.” Generally, information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision, or if it is reasonably certain to have an effect on the price, whether it is positive or negative, of an issuer’s securities.

There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. Although there is no precise, generally accepted definition of materiality, information is likely to be “material” if it relates to:

•	Dividend or earnings results or expectations

•	Financial forecasts

•	Write-downs or write-offs of substantial assets

•	Significant additions to reserves for bad debts or contingent liabilities

•	Expansion or curtailment of significant operations

•	Major personnel changes

•	Proposals or agreements involving a joint venture, merger, acquisition, divestiture or leveraged buy-out

•	Significant related party transactions

•	Major financing developments

•	The gain or loss of important contracts or clients

•	Criminal indictments or material civil litigation or government investigations

•	Labor disputes including strikes or lockouts

•	Substantial changes in accounting methods

•	Debt service or liquidity problems

•	Bankruptcy or insolvency

•	Extraordinary management developments

•	Public offerings or private sales of debt or equity securities

•	Calls, redemptions or purchases of securities

“Inside” information could be material because of its expected effect on the price of the issuer’s securities, the securities of another company, or the securities of several companies. Moreover, the resulting prohibition against the misuse of “inside” information includes not only restrictions on trading in the issuer’s securities, but restrictions on trading in the securities of other companies affected by the inside information as well (e.g., in the event the issuer was in negotiations to acquire a public company).

3. What is Non-public Information?

In order for information to qualify as “inside” information, in addition to being “material,” the information also must be “non-public.” “Non-public” information is information that has not been made available to investors generally. This includes information received from sources or in circumstances indicating that the information has not been circulated generally.

At such time as material, non-public information is released to the investing public, it loses its status as “inside” information. For “non-public” information to become public information, however, it must be disseminated through recognized channels of distribution designed to reach the securities marketplace, and sufficient time must pass for the information to become available in the market.

To show that “material” information is public, it generally is necessary to point to some fact that establishes that the information has become generally available, such as disclosure by the filing of a definitive proxy statement, Form 10-Q, Form 10-K, Form 8-K or other report with the Securities and Exchange Commission (“SEC”) or disclosure by release to a national business and financial wire service (e.g., Dow Jones or Reuters), a national news service or a national newspaper (e.g., The Wall Street Journal or The New York Times). The circulation of rumors or “talk on the street,” even if accurate, widespread and reported in the media, may not constitute the requisite public disclosure.

Material, non-public information is not made public by selective dissemination. Material information improperly disclosed only to institutional investors or to an analyst or a favored group of analysts may retain its status as “non-public” information, the use of which is subject to insider trading laws. Similarly, partial disclosure does not constitute public dissemination. So long as any material component of the “inside” information has yet to be publicly disclosed, the information is deemed “non-public” and may not be traded upon.

It is the policy of the Company not to consider quarterly and annual earnings results to have been disclosed publicly until the morning of the third business day after a press release regarding such earnings (with the date of the earnings press release being counted as the first business day). For example, if the earnings press release was issued on a Tuesday, such earnings results would be considered public on Thursday morning. Similarly, other material information will not be considered public until the third business day after public disclosure in the manner described previously.

4. Penalties for Insider Trading.

Penalties for trading on or communicating material non-public information are severe, both for the individuals involved in such unlawful conduct and, potentially, for their employers. A person can be subject to some or all of the penalties below even if he does not benefit personally from the violation. Penalties include:

•	jail sentences

•	disgorgement of profits

•	civil fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited (i.e., if the violation was one for tipping information), as well as criminal fines of up to $1,000,000

•	fines for the employer or other controlling person of the violator of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided

In addition, any violation of this Policy can be expected to result in serious sanctions by the Company, which may include dismissal of the person involved.

Trading Procedures

The following Trading Procedures are applicable to you because you are a director, officer or employee of the Company (in each such case, a “Company Insider”) or an officer or employee of a subsidiary or affiliate of the Company (in each such case, an “Affiliate Insider”) who may, by virtue of your duties or work conditions, have access to material, non-public information concerning the Company.

1. Trading Windows and Pre-Clearance.

There are times when the Company may be aware of a material, non-public development. Although you may not know the specifics of the development, if you engage in a trade before such development is disclosed to the public or resolved you might expose yourself and the Company to a charge of insider trading that could be costly and difficult to refute. In addition, a trade by you during such a development could result in adverse publicity and sanctions for both the Company and you.

Therefore, if you are a Company Insider, you, your spouse and members of your immediate family sharing the same household may purchase or sell securities of the Company only during the “trading windows” that occur each quarter, as specified below; provided, that, such person is not in possession of material, non-public information (as provided generally herein). In addition, you (or your spouse or member of your immediate family sharing the same household) must pre-clear your (or their) intent to trade within any “trading window” with David M. Billings or Peter MacEwen (each, a “Clearance Officer”).

For Company Insiders, the trading window is the period in any fiscal quarter beginning on the morning of the third business day after the Company’s issuance of a press release regarding quarterly or annual earnings (an “Earnings Release”) (with the date of the Earnings Release being counted as the first business day), and ending on the 15th calendar day of the third month of the fiscal quarter (i.e., March 15th, June 15th, September 15th and December 15th, as applicable). For example, if the Earnings Release was issued on a Tuesday (January 29th), the trading window would open Thursday morning (January 31st) and close at the end of the day on March 15th.

If you are an Affiliate Insider, you, your spouse or member of your immediate family sharing the same household may purchase or sell securities of the Company at any time and in any capacity other than during the blackout period beginning on the date of an Earnings Release or other public disclosure of material information and ending on the morning of the third business day following such Earnings Release or public disclosure (with the date of the Earnings Release or public disclosure being counted as the first business day); provided, that, such person is not in possession of material, non-public information. For example, if the Earnings Release was issued on a Tuesday, the blackout period would end on Thursday morning. In addition, you (or your spouse or member of your immediate family sharing the same household) must pre-clear your (or their) intent to trade at any time with the Company’s Clearance Officer.

In accordance with the procedure for waivers described below, in special circumstances a waiver may be given to a Company Insider to allow a trade to occur outside of a trading window.

If you intend to engage in any trade in any capacity or for any account, you must first receive permission from the Clearance Officer as set forth above.2 Authorization to trade the Company’s securities will not be granted if the Company has unannounced pending material developments. This would occur, for example, if the Company was in discussions concerning a major acquisition during the period following an Earnings Release. If the trading window for Company Insiders ended before the transaction was announced and the “blackout” was lifted, trading by Company Insiders would next be permitted during the trading window following the next quarterly Earnings Release. The Clearance Officer may refuse to permit any transaction if he determines that such trade could give rise to a charge or appearance of insider trading. The Clearance Officer may consult with the Company’s counsel/outside counsel before responding to your request.

After receiving permission to engage in a trade, you should complete your trade within 48 hours or make a new trading request.

Even if you have received pre-clearance, neither you, your spouse nor any member of your immediate family sharing your household may trade in any securities (including options and other derivative securities) of the Company if you or such other person is in possession of material, non-public information about the Company.

Options and Warrants. The exercise of an option or warrant issued to you by the Company to purchase securities of the Company for cash is not subject to the Trading Procedures outlined above, but the securities so acquired may not be sold except during a trading window (for Company Insiders), after authorization from the Clearance Officer has been received, and after all other requirements of

[2]	If David M. Billings and Peter MacEwen will be absent from the office or unavailable for a significant period of time, they will designate someone to handle trading requests.

this Policy have been satisfied. The so-called “cashless exercise” of stock options through a broker, or any other market sale for the purposes of generating cash needed to pay the exercise price of an option, is covered by the Trading Procedures and therefore requires pre-clearance.

Rule 10b5-1 Plans. Pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, individuals may be able to avoid insider trading liability if they can demonstrate that the purchase or sale in question was made pursuant to a binding contract, instruction or written plan that satisfies the requirements of Rule 10b5-1(c) (a “10b5-1 Plan”). You may not enter into, amend, suspend or terminate any 10b5-1 Plan except with the prior approval of the Clearance Officer. Once you establish a 10b5-1 Plan in accordance with the foregoing, you will not need to clear in advance transactions made pursuant to the terms of the 10b5-1 Plan and transactions under such 10b5-1 Plan may occur at any time.

2. Post-Trade Reporting.

You are required to report to David M. Billings or Peter MacEwen (each, a “Section 16 Officer”) any transaction in any securities of the Company in any capacity by you, your spouse or any immediate family member sharing your household immediately, and in any event not later than 5:00 p.m. on the day on which such transaction was effected. Each report you make to the Section 16 Officer should include the date of the transaction, quantity, price and broker-dealer through which the transaction was effected. This reporting requirement may be satisfied by sending (or having your broker send) duplicate confirmations of trades to the Section 16 Officer, provided that such information is received by the Section 16 Officer by 5:00 p.m. on the day on which such transaction was effected.

The foregoing reporting requirement is designed to help monitor compliance with the Trading Procedures set forth herein and to enable the Company to help those persons who are subject to reporting obligations under Section 16 of the Securities Exchange Act of 1934, as amended, to comply with these reporting obligations. Each director and executive officer, however, and not the Company, is personally responsible for ensuring that his or her transactions do not give rise to “short swing” liability under Section 16 and for ensuring that timely reports of his or her transactions in Company securities are filed with the SEC, as required by Section 16.

3. Prohibition on Short Sales and Purchases, Puts, Calls and Options.

Neither you, your spouse nor any immediate family member sharing your household may (i) engage in any day trading or short selling of the Company’s securities, (ii) trade puts, calls, options or warrants in respect of any of the Company’s securities, or (iii) engage in any economically equivalent transactions that would result in a net short exposure to the Company.

Unauthorized Disclosure

As discussed above, the disclosure of material, non-public information to others can lead to significant legal difficulties, fines and punishment. Therefore, you should not discuss material, non-public information about the Company or its affiliates or subsidiaries with anyone, including other employees, except as required in the performance of your regular duties.

In addition, the Company has strict policies relating to safeguarding the confidentiality of its internal, proprietary information. These include procedures regarding identifying, marking and safeguarding confidential information and employee confidentiality agreements. You are required to comply with these policies at all times.

It is important that only specifically designated representatives of the Company discuss the Company and its affiliates and subsidiaries with the news media, securities analysts and investors. Inquiries of this type received by any employee should be referred to David M. Billings or Peter MacEwen.

Post-Termination Transactions

This Policy continues to apply to transactions in Company securities even after termination of service to the Company. If an individual is in possession of material, non-public information when his or her service terminates, that individual may not trade in Company securities until that information has become public or is no longer material.

Reporting of Violations

If you know or have reason to believe that this Policy, including the Trading Procedures described above, has been or is about to be violated, you should bring the actual or potential violation to the attention of the Clearance Officer immediately.

Modifications; Waivers

The Company reserves the right to amend or modify this Policy, and the Trading Procedures set forth herein, at any time. Waiver of any provision of this Policy in a specific instance may be authorized in writing by the Clearance Officer (or his designee), and any such waiver shall be reported to the Board of Directors of the Company at its next regularly scheduled meeting.

Questions

If you have any questions regarding this Policy or the Trading Procedures set forth herein, you are encouraged to contact the Clearance Officer, who may refer the question to the Company’s counsel/outside counsel before responding.

As of October 24, 2016

ACKNOWLEDGMENT

I have read the Insider Trading Policy and Procedures (the “Policy”) of Affiliated Managers Group, Inc. (the “Company”). I understand that, if I am an officer or employee of the Company or an officer or employee of one of its affiliates or subsidiaries, my failure to comply in all respects with the Policy, including the Trading Procedures set forth therein, is a basis for termination of my employment from the Company or an affiliate or subsidiary, as the case may be. I further acknowledge and agree that the Policy is in addition to, and operates in conjunction with, any other policies of my employer regarding trading.

Name:	Date:

This document states a policy of the Company and is not intended to be regarded as the rendering of legal or other advice.